Exhibit 99.1

AAON ANNOUNCES RETIREMENT OF INVESTOR RELATIONS CONSULTANT JERRY LEVINE
AND
HIRING OF JOSEPH MONDILLO AS DIRECTOR OF INVESTOR RELATIONS

TULSA, OK, November 9, 2020, AAON, Inc. (NASDAQ – AAON), a leading manufacturer of heating and cooling products, today announced Mr. Jerry Levine recently notified the Company of his intent to retire and no longer provide investor relations consulting services for the Company, effective November 30, 2020. Mr. Levine has provided investor relations services for the Company for over twenty years and also served on the Company’s Board of Directors from 2008 to 2017.

Norman H. Asbjornson, AAON Founder and Executive Chairman, said, “I want to thank Jerry for his numerous contributions to AAON during his twenty-plus years of involvement with the Company. His knowledge and vast experience in the investment community paved the way for the remarkable transition that has occurred in our stockholder base during his time handling our investor relations. Jerry’s efforts directly contributed to the current list of more than fifty highly regarded institutional investors who we are proud to count as fellow stockholders, and who (in the aggregate) presently hold approximately 70% of our total shares outstanding. Please join me in congratulating Jerry as we wish him nothing but the best during his well-deserved retirement.”

The Company also announced the hiring of Mr. Joseph Mondillo, as AAON’s new Director of Investor Relations, effective November 16, 2020.

Prior to joining AAON, Mr. Mondillo, age 38, had a 16-year career in the financial industry, including over 13-years at the small-cap research provider Sidoti & Co. As a senior analyst at Sidoti & Co., he provided research for a vast array of industrial companies, including AAON. Mr. Mondillo has a high-level understanding of the financial markets, the HVAC industry and AAON. Mr. Mondillo is a CFA charter holder and he graduated from Bentley University with a B.S. degree in Finance.

Gary D. Fields, President and CEO, stated, “I would like to join Norm in thanking Jerry and wishing him well in his retirement. I am also very excited to announce our hiring of Joe Mondillo as AAON’s Director of Investor Relations. We strongly believe Joe’s reputation, professional experience and knowledge of AAON make him the ideal person to guide our Company’s investor relations initiatives well into the future.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joe Mondillo
Email: Investor1@AAON.com